                                                                     Exhibit 5.1

          [LETTERHEAD OF MULDOON, MURPHY & FAUCETTE LLP APPEARS HERE]


                                March 31, 1999



Board of Directors
United Payors & United Providers, Inc.
2275 Research Boulevard, Sixth Floor
Rockville, Maryland  20850

          Re:  The offering of up to 1,625,000 shares of
               United Payors & United Providers, Inc. common stock and the
               -----------------------------------------------------------
               resale of 1,250,000 shares of common stock by a selling
               -------------------------------------------------------
               shareholder
               -----------

Ladies and Gentlemen:

     You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the "Offering") by United Payors & United Providers, Inc., a Delaware corporation (the "Company"), of up to 1,250,000 shares of its common stock, par value $.01 per share ("Common Stock"), (1,625,000 shares in the event that the underwriters' over-allotment option is exercised) (the "Company Shares") and the proposed resale by Principal Health Care, Inc., an indirect, wholly owned subsidiary of Principal Mutual Holding Company (the "Selling Stockholder") of 1,250,000 shares (the "Selling Stockholder Shares") of Common Stock (such resale and the Offering, collectively, the "Offerings").

     In connection with your request for our opinion, you have provided us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on April 15, 1996 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on March 15, 1999 (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of the Pricing Committee, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

MULDOON, MURPHY & FAUCETTE LLP

Board of Directors
United Payors & United Providers, Inc.
March 31, 1999
Page 2

     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law; it is our opinion that:

     1. The Company is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee or Board of Directors of a resolution fixing the purchase price of the Company Shares, the Common Stock to be issued in the Offering by the Company will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee or the Board of Directors, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     3. The Selling Stockholder Shares are legally issued, fully paid and nonassessable.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     1. (a) The provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

          (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 and to the use of the name of our firm where it appears in the Registration Statement and in the Prospectus.

                                    Very truly yours,

                                    /s/ Muldoon, Murphy & Faucette LLP

                                    MULDOON, MURPHY & FAUCETTE LLP